Exhibit 99.02

            Cellegy Pharmaceuticals Files Declaratory Judgment Action Against PDI, Inc. Concerning Fortigel(TM) License Agreement

South San Francisco, California, - December 12, 2003 - Cellegy Pharmaceuticals, Inc. (Nasdaq NM: CLGY) announced today that it filed a declaratory judgment action in federal district court in San Francisco against PDI, Inc. relating to the exclusive License Agreement between PDI and Cellegy entered into in December 2002 concerning Cellegy's product Fortigel(TM) (testosterone gel). Cellegy's lawsuit follows required mediation over PDI's recent assertions that Cellegy breached several provisions of the License Agreement and failed to disclose relevant facts, and its claim that it is entitled to several kinds of alleged damages, including return of the initial license fee that PDI paid to Cellegy when the agreement was signed. Cellegy seeks, among other things, a declaration that it has fully complied with the License Agreement and that PDI's claims are without merit.

Cellegy Pharmaceuticals is a specialty biopharmaceutical company engaged in the development and marketing of prescription drugs for the treatment of gastroenterology disorders, sexual dysfunction, and the use of nitric oxide donors for the treatment of certain cancers.

This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: the outcome of ongoing clinical trials; the outcome and timing of discussions with the FDA, particularly with regard to additional requirements for marketing approval of Fortigel; and the need and ability to complete corporate partnerships and financings. Although Cellegy has initiated legal proceedings relating to the License Agreement, there can be no assurances regarding the outcome of any such proceedings, or any potential counterclaims by PDI, and the Company could be required to devote significant time and resources to the proceeding. An adverse outcome in any such proceeding could have a material financial impact on Cellegy. For more information regarding risk factors, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

For More Information:

Richard Juelis                          K. Michael Forrest
Vice President, Finance & CFO           President & CEO
www.cellegy.com